EXHIBIT F


                         (Letterhead of Barbara J. Swan)


                                        October 3, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     RE:  ALLIANT ENERGY CORPORATION, ET AL.
          FORM U-1 APPLICATION/DECLARATION
          (FILE NO. 70-9891)

Dear Sirs:

     I refer to the Form U-1 Application/Declaration, as amended (the "Application") under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Alliant Energy Corporation ("Alliant Energy"), a registered holding company, its wholly-owned non-utility subsidiary, Alliant Energy Resources, Inc. ("AER"), and certain other direct and indirect subsidiaries of Alliant Energy and AER. I have acted as counsel for Alliant Energy and its subsidiaries in connection with the Application.

     As described in the Application, Alliant Energy is requesting the Commission's authorization to engage in the following transactions (the "Proposed Transactions"): (i) issuance and sale by Alliant Energy, directly or indirectly through one or more financing subsidiaries ("Financing Subsidiaries") of equity and long-term debt securities in an aggregate amount at any time outstanding not to exceed $1.5 billion; (ii) issuance of an additional 8 million shares of Common Stock pursuant to Alliant Energy's dividend reinvestment plan and various employee benefit plans maintained by Alliant Energy and its subsidiaries; (iii) loans to less than wholly-owned non-utility subsidiaries having interest rates and maturities designed to provide a return to the lending company of not less than its effective cost of capital; (iv) issuance of guarantees and other forms of credit support by Alliant Energy with respect to the debt or contractual obligations of its non-utility subsidiaries in an aggregate principal or nominal amount not to exceed $3.0 billion at any one time outstanding; (v) issuance of guarantees and other forms of credit support by AER and other non-utility subsidies with respect to the debt or contractual obligations of any other non-utility subsidiaries in an aggregate principal or nominal amount not to exceed $600 million at any one time outstanding, in addition to guarantees that are exempt under Rule 45(b); (vi) interest rate hedging transactions on outstanding debt obligations and anticipatory debt offerings of Alliant Energy and its non-utility subsidiaries; (vii) changes to the capitalization of Alliant Energy's subsidiaries; (viii) acquisition of the equity securities of one or more Financing Subsidiaries and subsidiaries organized exclusively for the purpose of acquiring and holding the securities of other non-utility companies; (ix) acquisition of certain categories of energy-related assets and/or the stock of companies substantially all of whose assets consist of energy-related assets in an aggregate amount of up to $800 million at any time outstanding; (x) sale of goods and services to non-utility subsidiaries at fair market prices, subject to certain limitations; (xi) conduct of certain categories of energy-related non-utility businesses outside the United States; and (xii) payment of dividends by AER and other non-utility subsidiaries out of capital and unearned surplus. In addition to the foregoing, Alliant Energy is seeking Commission approval to have an "aggregate investment" in "exempt wholesale generators" and "foreign utility companies" of up to $1.75 billion, subject to a proposed reservation of jurisdiction.

     In connection with the opinions given herein, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     The opinions expressed below with respect to the Proposed Transactions are subject to the following assumptions and conditions:

     (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors of Alliant Energy, AER or other non-utility subsidiary, as applicable.

     (b) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with the Application and said order or orders.

     (c) Any registration statement required to be filed with respect to any securities to be issued directly or indirectly by Alliant Energy, AER or other applicant shall have become effective pursuant to the Securities Act of 1933, as amended, and no stop order shall have been entered with respect thereto; or the issuance of such securities shall have been consummated in compliance with or pursuant to an exemption under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     (d) Alliant Energy, AER and the other applicants shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     (e) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     (f) The consummation of the Proposed Transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application:

     1. All state laws applicable to the Proposed Transactions will have been complied with;

     2. Alliant Energy and AER are each validly organized and duly existing under the laws of the State of Wisconsin and the other applicants are validly organized and duly existing under the laws of the states in which they are organized;

     3. Any stock or other equity securities to be issued by Alliant Energy, AER or any of the other applicants will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the applicable certificates of incorporation which define such rights and privileges;

     4. Any debt securities to be issued by Alliant Energy, AER or any of the other applicants will be valid and binding obligations of the issuer or guarantor in accordance with their terms; and

     5. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Alliant Energy or any associate company of Alliant Energy.

     I hereby consent to the use of this opinion in connection with the Application. The opinions given herein are intended solely for the benefit of the Commission and may not be relied upon by any other person.

                                        Sincerely,


                                        /s/ Barbara J. Swan
                                        Executive Vice President
                                        and General Counsel


                                       3